Free Writing Prospectus to Preliminary Pricing Supplement No. 4,094

Registration Statement Nos. 333-275587; 333-275587-01

Dated October 1, 2024; Filed pursuant to Rule 433

Morgan Stanley

5-Year SPUMP40 Jump Securities with Auto-Callable Feature

This document provides a summary of the terms of the securities. Investors must carefully review the accompanying preliminary pricing supplement referenced below, product supplement, index supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Terms
Issuing entity:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Underlying index:	S&P® U.S. Equity Momentum 40% VT 4% Decrement Index (SPUMP40)
Early redemption:	Determination dates:		Call threshold level:	Call payment:
	1st:	11/3/2025	90% of the initial index value	$1,162.50 to $1,182.50
	2nd:	11/28/2025		$1,176.042 to $1,197.708
	3rd:	12/31/2025		$1,189.583 to $1,212.917
	4th:	1/30/2026		$1,203.125 to $1,228.125
	5th:	2/27/2026		$1,216.667 to $1,243.333
	6th:	3/31/2026		$1,230.208 to $1,258.542
	7th:	4/30/2026		$1,243.75 to $1,273.75
	8th:	5/29/2026		$1,257.292 to $1,288.958
	9th:	6/30/2026		$1,270.833 to $1,304.167
	10th:	7/31/2026		$1,284.375 to $1,319.375
	11th:	8/31/2026		$1,297.917 to $1,334.583
	12th:	9/30/2026		$1,311.458 to $1,349.792
	13th:	10/30/2026		$1,325.00 to $1,365.00
	14th:	11/30/2026		$1,338.542 to $1,380.208
	15th:	12/31/2026		$1,352.083 to $1,395.417
	16th:	1/29/2027		$1,365.625 to $1,410.625
	17th:	2/26/2027		$1,379.167 to $1,425.833
	18th:	3/31/2027		$1,392.708 to $1,441.042
	19th:	4/30/2027		$1,406.25 to $1,456.25
	20th:	5/28/2027		$1,419.792 to $1,471.458
	21st:	6/30/2027		$1,433.333 to $1,486.667
	22nd:	7/30/2027		$1,446.875 to $1,501.875
	23rd:	8/31/2027		$1,460.417 to $1,517.083
	24th:	9/30/2027		$1,473.958 to $1,532.292
	25th:	10/29/2027		$1,487.50 to $1,547.50
	26th:	11/30/2027		$1,501.042 to $1,562.708
	27th:	12/31/2027		$1,514.583 to $1,577.917
	28th:	1/31/2028		$1,528.125 to $1,593.125
	29th:	2/29/2028		$1,541.667 to $1,608.333
	30th:	3/31/2028		$1,555.208 to $1,623.542
	31st:	4/28/2028		$1,568.75 to $1,638.75
	32nd:	5/31/2028		$1,582.292 to $1,653.958
	33rd:	6/30/2028		$1,595.833 to $1,669.167
	34th:	7/31/2028		$1,609.375 to $1,684.375
	35th:	8/31/2028		$1,622.917 to $1,699.583
	36th:	9/29/2028		$1,636.458 to $1,714.792
	37th:	10/31/2028		$1,650.00 to $1,730.00
	38th:	11/30/2028		$1,663.542 to $1,745.208
	39th:	12/29/2028		$1,677.083 to $1,760.417
	40th:	1/31/2029		$1,690.625 to $1,775.625
	41st:	2/28/2029		$1,704.167 to $1,790.833
	42nd:	3/29/2029		$1,717.708 to $1,806.042

	43rd:	4/30/2029	$1,731.25 to $1,821.25
	44th:	5/31/2029	$1,744.792 to $1,836.458
	45th:	6/29/2029	$1,758.333 to $1,851.667
	46th:	7/31/2029	$1,771.875 to $1,866.875
	47th:	8/31/2029	$1,785.417 to $1,882.083
	48th:	9/28/2029	$1,798.958 to $1,897.292
Downside threshold level:	60% of the initial index value[1]
Pricing date:	October 31, 2024
Final determination date:	October 31, 2029
Maturity date:	November 5, 2029
CUSIP:	61776RV92
Preliminary pricing supplement:	https://www.sec.gov/Archives/edgar/data/895421/000183988224030624/ms4094_424b2-18552.htm

1All payments are subject to our credit risk

Hypothetical Examples

Early Redemption[1]
Date	Change in the Underlying Index	Payment (per security)
1st Determination Date	-20%	--
2nd Determination Date	+20%	$1,176.042*
The securities are automatically redeemed on the second early redemption date. Investors will receive a payment of $1,176.042 per security on the related early redemption date.

*Assumes a call return of 16.25% per annum

Hypothetical Payout at Maturity[1]

Assuming that the underlying index closes below the call threshold level on each of the determination dates, and, consequently, the securities are not automatically redeemed prior to, and remain outstanding until, maturity:

Change in the Underlying Index	Payment (per security)
+30.00%	$1,812.50*
+20.00%	$1,812.50*
+10.00%	$1,812.50*
0.00%	$1,812.50*
-2.50%	$1,812.50*
-5.00%	$1,812.50*
-10.00%	$1,812.50*
-20.00%	$1,000.00
-40.00%	$1,000.00
-41.00%	$590.00
-60.00%	$400.00
-80.00%	$200.00
-100.00%	$0.00
*Assumes a call return of 16.25% per annum

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Underlying Index

For more information about the underlying index, including historical performance information, see the accompanying preliminary pricing supplement.

Risk Considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary pricing supplement. Please review those risk factors carefully prior to making an investment decision.

Risks Relating to an Investment in the Securities

●The securities do not pay interest or guarantee the return of any principal.

●The appreciation potential of the securities is limited by the fixed early redemption payment or payment at maturity specified for each determination date.

●The market price will be influenced by many unpredictable factors.

●The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities.

●As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

●The estimated value of the securities is approximately $912.50 per security, or within $55.00 of that estimate, and is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

●Reinvestment risk.

●The securities will not be listed on any securities exchange and secondary trading may be limited, and accordingly, you should be willing to hold your securities for the entire 5-year term of the securities.

●Investing in the securities is not equivalent to investing in the underlying index.

●The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices.

●Hedging and trading activity by our affiliates could potentially affect the value of the securities.

●The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities.

●The U.S. federal income tax consequences of an investment in the securities are uncertain.

Risks Relating to the Underlying Index

●No assurance can be given that the investment strategy used to construct the underlying index will achieve its intended results or that the underlying index will be successful or will outperform any alternative index or strategy that might reference the Index Components.

●The decrement of 4% per annum will adversely affect the performance of the underlying index in all cases, whether the underlying index appreciates or depreciates.

●The underlying index is subject to risks associated with the use of significant leverage.

●The underlying index may not be fully invested.

●The underlying index was established on March 14, 2022 and therefore has very limited operating history.

●As the underlying index is new and has very limited historical performance, any investment in the underlying index may involve greater risk than an investment in an index with longer actual historical performance and a proven track record.

●Higher future prices of the futures contracts to which the underlying index is linked relative to their current prices may adversely affect the value of the underlying index and the value of the securities.

●Suspensions or disruptions of market trading in futures markets could adversely affect the price of the securities.

●Legal and regulatory changes could adversely affect the return on and value of your securities.

●The E-mini Russell 2000 Futures are one of the Index Components and are subject to risks associated with small-capitalization companies.

●Adjustments to the underlying index could adversely affect the value of the securities.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Additional Information About the Securities– Tax considerations” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax adviser.